Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 12,647 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 December 11, 2025

Market Linked Securities—Leveraged Upside Participation to a Cap and Buffered Downside with Multiplier

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Five Indices due December 23, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure

A basket comprised of the following basket components and weightings:

40.00% EURO STOXX 50® Index

25.00% Nikkei Stock Average

17.50% FTSE® 100 Index

10.00% Swiss Market Index®

7.50% S&P®/ASX 200 Index

(the “Basket”)

Pricing date*	December 18, 2025
Original issue date*	December 23, 2025*
Face amount	$1,000 per security
Maturity payment amount (per security)

●If the ending level is greater than the starting level:

$1,000 plus the lesser of

(i) [$1,000 × basket return × participation rate], and

(ii) the maximum return

●If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

●If the ending level is less than the threshold level:

$1,000 plus [$1,000 × (basket return + buffer amount) × multiplier]

If the ending level is less than the threshold level, you will lose some, and possibly all, of the face amount of your securities at maturity.

Basket return	(ending level – starting level) / (starting level)
Maturity date*	December 23, 2027
Starting level	100.00
Ending level

The “ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 40.00% of the component return of the EURO STOXX 50® Index; (B) 25.00% of the component return of the Nikkei Stock Average; (C) 17.50% of the component return of the FTSE® 100 Index; (D) 10.00% of the component return of the Swiss Market Index®; and (E) 7.50% of the component return of the S&P®/ASX 200 Index.

Component return	For each basket component, (final component level – initial component level) / initial component level
Initial component level	For each basket component, its closing level on the pricing date.
Final component level	For each basket component, its closing level on the calculation day.
Threshold level	90.00, which is 90% of the starting level
Multiplier	The “multiplier” will be equal to the starting level divided by the threshold level, or 100% divided by 90%, which is approximately 1.1111.
Buffer amount	10%
Maximum return	At least 23.60% of the face amount per security (at least $236 per security), to be determined on the pricing date
Participation rate	200%
Calculation day*	December 20, 2027
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $22.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61779TY43
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

The securities
The Basket
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Maturity payment amount per security
$1,000 Face amount
$1,236 Hypothetical maximum maturity payment amount
-100%
-80%
-60%
-40%
-20%
-10%
0%
11.80%
20%
40%
60%
80%
100%
Percentage change from the starting value to the ending value

If the ending level of the Basket is less than the threshold level, you will lose approximately 1.1111% of the face amount for every 1% decline in the level of the Basket in excess of 10% and will lose some, and possibly all, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $967.10, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988225070687/ms12647_424b2-41446.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.1% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will lose some, and possibly all, of the face amount of your securities at maturity if the ending level is less than the threshold level.

●The appreciation potential of the securities is limited by the maximum return.

●The buffering effect of the multiplier will decrease as the ending level decreases.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the Basket at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Basket

●Changes in the levels of the basket components may offset each other.

●The basket components are not equally weighted.

●There are risks associated with investments in securities linked to the value of foreign equity securities

●Adjustments to the components could adversely affect the securities.

●Historical levels of the basket components should not be taken as an indication of the future performance of the basket components during the term of the securities.

For more information about the Basket and the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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